U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Stone, Jeffrey S.
   68 Ingham Way
   Pembroke, MA USA 02359
2. Issuer Name and Ticker or Trading Symbol
   Tweeter Home Entertainment Group, Inc. TWTR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   07/31/00
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   President, CEO and Treasurer

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |05/02/|P [1| |9978              |A  |3.23       |160214             |D     |                           |
                           |2000  |]   | |                  |   |           |                   |      |                           |
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Common Stock               |05/02/|P [2| |12                |A  |.305       |160214             |D     |                           |
                           |2000  |]   | |                  |   |           |                   |      |                           |
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Common Stock               |05/02/|P [3| |17186             |A  |3.23       |160214             |D     |                           |
                           |2000  |]   | |                  |   |           |                   |      |                           |
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Common Stock               |07/12/|G   | |5000              |D  |38.125     |160214             |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |07/12/|G   | |5000              |A  |38.125     |0                  |I     |Charitable Gift Fund [4]   |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |07/12/|S   | |5000              |D  |38.125     |0                  |I     |Charitable Gift Fund       |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |07/24/|S   | |12500             |D  |35.2021    |160214             |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |07/26/|S   | |2500              |D  |35.75      |160214             |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |07/27/|S   | |5000              |D  |35.65625   |160214             |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Option                |3.23    |05/02|X   | |           |997|01/24|     |Common Stock|9978   |3.23   |331596      |D  |            |
                      |        |/2000|    | |           |8  |/1996|     |            |       |       |            |   |            |
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Option                |.305    |05/02|X   | |           |12 |01/24|     |Common Stock|12     |.305   |331596      |D  |            |
                      |        |/2000|    | |           |   |/1996|     |            |       |       |            |   |            |
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Option                |3.23    |05/02|X   | |           |171|08/01|     |Common Stock|17186  |3.23   |331596      |D  |            |
                      |        |/2000|    | |           |86 |/1996|     |            |       |       |            |   |            |
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Option                |23.875  |06/27|J [5| |45000      |   |06/27|06/27|Common Stock|45000  |23.875 |331596      |D  |            |
                      |        |/2000|]   | |           |   |/2001|/2006|            |       |       |            |   |            |
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Explanation of Responses:
1, 2, 3. Exercise of Options
4. The 5,000 shares were gifted by Jeff Stone to the Jeffrey and Candy Stone Charitable Gift Fund.
5. The 45,000 option shares granted on 6/27/2000 are subject to an annual vesting schedule, to be fully vested by 6/27/2003.

Jeffrey S. Stone
SIGNATURE OF REPORTING PERSON
/Signature/
Joseph McGuire
DATE
08/10/2000